Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333‑200923 and 333‑200919 on Form S‑8 of our report dated March 24, 2016, relating to the consolidated and combined financial statements and financial statement schedule of KLX Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the basis of presentation of the consolidated and combined financial statements), and our report relating to the effectiveness of KLX Inc.’s internal control over financial reporting dated March 24, 2016, September 8, 2016 as to the effects of the material weakness described in Management’s Annual Report on Internal Control Over Financial Reporting (Revised), (which report expresses an adverse opinion on the effectiveness of KLX Inc.’s internal control over financial reporting because of a material weakness), appearing in the Annual Report on Form 10‑K/A of KLX Inc. for the year ended January 31, 2016.

/s/ DELOITTE & TOUCHE LLP
Boca Raton, Florida
September 8, 2016